Exhibit 99(b)
                                                                   -------------

                  AMENDMENT NO. 1 TO AMENDED AND RESTATED 1998
                         MANAGEMENT STOCK INCENTIVE PLAN



                  Amendment No. 1 (this "Amendment"), dated as of June 21, 2000, to the Amended and Restated 1998 Management Stock Incentive Plan (the "1998 Amended Plan") of Ames Department Stores, Inc., a Delaware corporation (the "Company").

                              W I T N E S S E T H :

                  WHEREAS, the Company's Board of Directors deems it advisable and in the best interest of the Company that the Company amend the terms of the 1998 Amended Plan pursuant to which the Company shall not, under the terms of the 1998 Amended Plan, as amended hereby, (i) amend the per share exercise price of stock options granted under the 1998 Amended Plan without approval of the Company's stockholders, (ii) grant new stock options under the 1998 Amended Plan at a per-share exercise price that is less than the per-share exercise price of previously granted stock options that were cancelled without having been exercised, without approval of the Company's stockholders (except that this provision shall not apply to granted stock options cancelled because they expired without having been exercised), or (iii) subject to certain available limits, grant stock awards or stock units (as such terms are described in the 1998 Amended Plan) under the 1998 Amended Plan with vesting periods of less than three years unless any such stock award qualifies as a "Performance-Based Award" under the 1998 Amended Plan, in which case the vesting period shall be not less than one year.

                  NOW, THEREFORE, the Company's Board of Directors agree as follows:

                  Section 1. Amendments to the 1998 Amended Plan. The 1998 Amended Plan is hereby amended as follows:

                  (a) Section 6(b) of the 1998 Amended Plan is hereby amended by adding the following to the end of the first sentence thereof:

                  "; provided further, that, without the approval of the stockholders of the Company, the Committee may not grant any Stock Option to a participant the per-share exercise price of which is less than the per-share exercise price of any other Stock Option granted to such participant that was cancelled by mutual agreement between the Company and such participant without having been exercised."

                  (b) Section 7 of the 1998 Amended Plan is hereby amended by adding the following sentence immediately after the second sentence thereof:

                  The Committee shall determine the vesting periods applicable to any Stock Award; provided, however, that no Stock Award shall have a vesting period of less than three years, unless such Stock Award is subject to Section 10 hereof, in which case such Stock Award shall have a vesting period of not less than one year; provided further, that the foregoing proviso shall not apply in respect of an aggregate of 380,000 shares of Common Stock underlying all Awards granted under the Plan.

                  (c) Section 9(a) of the 1998 Amended Plan is hereby amended by adding the following to the end of the second sentence thereof:

                  ; provided, however, that no Stock Unit shall have a vesting period of less than three years, unless such Stock Unit is subject to Section 10 hereof, in which case such Stock Unit shall have a vesting period of not less than one year; provided further, that the foregoing proviso shall not apply


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                  in respect of an aggregate of 380,000 shares of Common Stock underlying all Awards granted under the Plan.

                  (d) Section 21 of the 1998 Amended Plan is hereby amended by deleting the first sentence thereof in its entirety and replacing it with the following:

                  No Award shall be granted after February 19, 2008; provided, however, that the terms and conditions applicable to any Award granted prior to such date may thereafter be amended or modified by mutual agreement between the Company and the participant or such other persons as may then have an interest therein; provided further, that, without the approval of the stockholders of the Company, no amendment or modification may be made to the per-share exercise price applicable to any Stock Option granted prior to such date.

                  (e) Section 21 of the 1998 Amended Plan is hereby amended by adding to the second sentence thereto, immediately after the reference to "a participant hereunder, under this plan", the phrase ", subject to Section 6(b) hereof,".

                  Section 2. Conditions to Effectiveness. The amendments in
Section 1 of this Amendment shall become effective on the date (the "Amendment Date") on which the Board of Directors of the Company approves such amendments by Unanimous Written Consent.

                  Section 3. Effect on the 1998 Amended Plan. Except as amended hereby, the 1998 Amended Plan shall remain in full force and effect.

                  Section 4. Governing Law. The validity, interpretation and enforcement of this Amendment shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to the conflict of laws principles thereof.

                  Section 5. Headings. Section headings in this Amendment are included herein for the convenience of reference only and shall not constitute part of this Amendment for any other purpose.

                  Section 6. References. References herein and in the 1998 Amended Plan to the "Amended and Restated 1998 Management Stock Incentive Plan", "the Plan", "hereunder", "hereof", or words of like import referring to the 1998 Amended Plan, shall mean and be a reference to the 1998 Amended Plan as amended hereby.